Exhibit 99.1

Contact:

Euronet Worldwide, Inc.

Stephanie Taylor

+1-913-327-4200

Euronet Worldwide Announces Proposed Private Offering of $350

Million of Convertible Senior Notes

LEAWOOD, KANSAS, USA – October 30, 2014 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, today announced that it intends to offer, subject to market and other conditions, $350 million aggregate principal amount of convertible senior notes due 2044 (the “Notes”) in a private offering. The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Euronet also plans to grant to the initial purchasers a 13-day option to purchase up to an additional $52.5 million aggregate principal amount of the Notes. BofA Merrill Lynch and Wells Fargo Securities are acting as initial purchasers in the offering.

Euronet intends to use the net proceeds from the offering of the Notes together with cash on hand, if necessary, to fund the repurchase of up to $80 million of its common stock prior to or concurrently with the pricing of the offering in privately negotiated transactions and to repay borrowings outstanding under its revolving credit facility. Euronet intends to apply the remainder of the net proceeds, if any, for general corporate purposes, which may include additional share repurchases or acquisitions. These repurchases are in addition to Euronet’s previously announced $100 million share repurchase program. With respect to repurchases of its common stock effected prior to the pricing of the offering, Euronet expects the purchase price per share to equal the prevailing market price of its common stock at the time of such purchase. With respect to repurchases of its common stock effected concurrently with the pricing of the offering, Euronet expects the purchase price per share of the common stock repurchased in such transactions to equal the closing price per share of Euronet common stock on the date of the pricing of the offering. These repurchases could increase, or prevent a decrease in, the market price of Euronet common stock or the Notes. In addition, following the offering, Euronet may repurchase additional shares of its common stock pursuant to its stock repurchase program.

The Notes will mature on October 1, 2044, unless earlier repurchased, redeemed or converted. The Notes will be convertible only upon the occurrence of certain events and during certain periods. Upon any conversion, Euronet’s conversion obligation will be settled in cash, shares of Euronet common stock, or a combination of cash and shares of Euronet’s common stock, at Euronet’s election. The Notes will be subject to redemption for cash at Euronet’s option on and after April 5, 2018, subject to certain conditions. In addition, holders will be able to cause Euronet to repurchase the Notes for cash in October of 2020, 2024, 2029, 2034 and 2039, and upon the occurrence of certain events. The interest rate on, the initial conversion rate of, and other terms of the Notes will be determined by negotiations between Euronet and the initial purchasers of the Notes. Beginning on October 1, 2020, holders will receive contingent interest for certain periods if the trading price of the Notes exceeds a certain threshold. Any contingent interest payable on the Notes will be in addition to the regular interest payable on the Notes. The Notes will be unsecured obligations of Euronet, effectively junior in right of repayment to Euronet’s secured credit facilities and any secured renewal, refinancing or replacement thereof to the extent of the assets securing such indebtedness.

The Notes and the shares of Euronet common stock issuable upon conversion thereof, if any, have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet’s global payment network is extensive—including 19,808 ATMs, approximately 72,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services; card software solutions; a prepaid processing network of approximately 667,000 POS terminals; and a global money transfer network of approximately 241,000 locations. With corporate headquarters in Leawood, Kansas, USA, and 54 worldwide offices, Euronet serves clients in approximately 155 countries.

Cautionary Statement Concerning Forward-Looking Statements

Statements contained in this press release that concern Euronet’s or its management’s intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including economic conditions in specific countries or regions; technological developments affecting the market for the Company’s products and services; foreign currency exchange rate fluctuations; the effects of any potential future computer security breaches; the Company’s ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; changes in the Company’s relationship with, or in fees charged by, the Company’s business partners; competition; the outcome of claims and other loss contingencies affecting the Company; and changes in laws and regulations affecting the Company’s business, including immigration laws. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC’s Edgar website or by contacting the Company or the SEC. In addition, the forward-looking statements contained in this press release concerning Euronet’s proposed offering are subject to uncertainties and changes in circumstances, including whether Euronet will offer the notes or consummate the offering, the anticipated terms of the notes and the use of net proceeds from the offering, and whether Euronet will consummate the share repurchases. Any forward-looking statements made in this release speak only as of the date of this release. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.